Exhibit 99.4

OFFER TO EXCHANGE

$1,500,000,000 AGGREGATE PRINCIPAL AMOUNT OF 8.00% SENIOR NOTES DUE 2017

FOR

$1,500,000,000 AGGREGATE PRINCIPAL AMOUNT OF 8.00% SENIOR NOTES DUE 2017

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

AND

OFFER TO EXCHANGE

$1,250,000,000 AGGREGATE PRINCIPAL AMOUNT OF 8.25% SENIOR NOTES DUE 2020

FOR

$1,250,000,000 AGGREGATE PRINCIPAL AMOUNT OF 8.25% SENIOR NOTES DUE 2020

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

of

CONSOL ENERGY INC.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2010, UNLESS EXTENDED (THE “EXPIRATION DATE”). ORIGINAL NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Registered Holders and The Depository Trust Company Participants:

We are enclosing herewith the materials listed below relating to the offer by CONSOL Energy Inc., a Delaware corporation (the “Issuer”), to exchange (i) its 8.00% senior notes due 2017, which are not registered under the Securities Act of 1933 (the “2017 Original Notes”) for a like aggregate principal amount of the Issuer’s 8.00% senior notes due 2017, which have been registered under the Securities Act of 1933 (the “2017 Exchange Notes”), and (ii) its 8.25% senior notes due 2020, which are not registered under the Securities Act of 1933 (the “2020 Original Notes”), for a like aggregate principal amount of the Issuer’s 8.25% senior notes due 2020, which have been registered under the Securities Act of 1933 (the “2020 Exchange Notes”), upon the terms and subject to the conditions set forth in the Issuer’s Prospectus, dated                     , 2010 (the “Prospectus”) and the related Letter of Transmittal (which, together with the Prospectus constitute the “Exchange Offer”). The term “Original Notes” as used herein refers collectively to the 2017 Original Notes and the 2020 Original Notes and the term “Exchange Notes” as used herein refers collectively to the 2017 Exchange Notes and the 2020 Exchange Notes.

Enclosed herewith are copies of the following documents:

1.	Prospectus;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery; and

4.	Letter which may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, with space provided for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on 5:00 p.m., New York City time, on the Expiration Date unless extended.

The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered.

The Issuer will not pay any fee or commissions to any broker or dealer or to any other persons (other than the Exchange Agent, as described in the Prospectus) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. The Issuer will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 11 of the enclosed Letter of Transmittal.

Additional copies of the enclosed material may be obtained from the Exchange Agent.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUER, THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.